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                                                                    Exhibit 99.1

                      LUCILLE FARMS, INC. ANNOUNCES RESULTS
                     FOR THE QUARTER ENDED DECEMBER 31, 2004

MONTVILLE, NJ--FEBRUARY 15, 2004 -- LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese, reduced fat and non-fat low moisture mozzarella cheese and pizza cheese today announced its results for the second quarter of its fiscal year ended December 31, 2004 and the nine months of its fiscal year ended December 31, 2004.

                                              Three Months Ended                   Nine Months Ended
                                                  December 31                         December 31
                                                  (UNAUDITED)                         (UNAUDITED)

                                     2004               2003                2004              2003
                                     ----               ----                ----              ----

Net Sales                    $11,628,000          $10,850,000         $36,344,000         $30,199,000
Net (loss) Income            ($597,000)           ($317,000)          ($422,000)          $23,000
    Basic:                   ($0.18)              ($0.10)             ($0.13)             $0.01
    Diluted:                 ($0.18)              ($0.10)             ($0.13)             $0.01
Weighted Average Shares
   Basic:                    3,353,937            3,137,937           3,277,748           3,138,862
   Diluted:                  3,353,937            3,137,937           3,277,748           3,138,862

Net loss for the quarter ended December 31, 2004 was $597,000 compared to a net loss of $317,000 for the comparable quarter last year. The loss for the third quarter primarily is due to the precipitous decline in December in the price of block cheddar cheese on the Chicago Mercantile Exchange (CME), off of which the Company bases its selling price, from a high of $1.88 per lb. to a low of $1.48 per lb. and the lag of a downward adjustment in the cost of milk. This is a repeat of last quarter where a precipitous decline in July of the price of block cheddar resulted in a $382,000 loss for that month, but only $300,000 for the quarter.

While the Company has made great strides over the past two years in reducing its operating expenses and, through efficiencies, bringing down its cost of producing a pound of cheese, consistent profitability for the Company is dependent upon stability in the price of block cheddar on the CME and the price of milk (the principal ingredient and cost factor in the manufacture of cheese). Generally, the price of milk, which is determined at the end of any particular month, is computed by reference to the average price of milk components (butter, block cheddar cheese, barrel cheddar cheese, non-fat dry milk and whey) during the month on the applicable commodity market. Thus, everything else being equal, and there being stability in the price of cheese, the price of milk will follow the price of cheese in an orderly manner, and there will be stability in the Company's gross profit margin. However, when there is a precipitous increase or decrease in the price of cheese on the CME, there is a disconnect between average price of cheese during the month and the price to which the cheese precipitously rises or falls. In such a case, the price of milk, being dependent upon the average price of the milk components during the month, does not increase or decrease as fast as the price of cheese, and the Company's gross profit margin is affected accordingly (sometimes, the case of a precipitous decrease in the price of cheese, resulting in a negative gross profit margin as was the case in December). This type of imbalance happened at least three times during the first nine months of fiscal 2005, once to the Company's advantage, during the month of April, and twice to the Company's disadvantage, during the months of July and December. These precipitous fluctuations in the price of block cheese (as well as orderly changes in the price of cheese) on the CME are outside of the Company's control, and cannot be predicted with any certainty.


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

Management's challenge is to increase gross profit margins so as to negate the effect of any precipitous decreases in the price of cheese on the CME. Management is convinced that its strategy to change the mix of the products the company sells toward higher margin products and to reduce the cost of manufacturing products is correct. This strategy, however, takes time to implement. As part of this strategy, the Company has developed "Lucille Select," our pizza cheese. Sales of this product continue to increase and customer acceptance is growing. It now constitutes approximately 16% of our sales. Also, the company continues to develop its premium products and seek opportunities to sell products to customers at higher margins. In addition, during the 2005 fiscal year, the Company entered into its first fixed price contract for the sale of its Lucille Select product, and hedged the contract to insure its profitability by buying milk in the futures market. We continue to seek customers interested in these types of transactions. Also, Management is intent on starting and completing a capital program that is designed to further reduce operating costs and improve productivity (which has the effect of reducing our cost per pound of cheese). This program, which will take time to complete, includes automating a portion of our cheese making line, adding refrigerated and frozen storage capacity to the plant (which will eliminate outside storage), and increasing the productivity of our whey manufacturing facility. In this regard, Management is continuing to work on refinancing the Company's long term mortgage, the proceeds of which will allow the Company to move forward on its capital program.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends, market acceptance of new products and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact: Jay Rosengarten, CEO, (973) 334-6030


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